(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[  ] Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only (as Permitted by Rule

14a-6(e)(2))

[   ] Definitive Proxy Statement

[_] Definitive Additional Materials

[X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Enercorp, Inc.

32751 Middlebelt Rd., Suite B, Farmington Hills, Michigan 48334

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule

0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

ENCP

Enercorp, Inc.

Since 1978

2004 Annual Report

The 17-page financial report on Form 10-KSB for the year ended June 30, 2004, and the 16-page financial report on Form 10-QSB for the quarter ended September 30, 2004, which were filed with the Securities and Exchange Commission (SEC), are attached separately as part of this Annual Report to assure complete factual disclosure to all Enercorp Shareholders.

ENCP

Enercorp, Inc.

Since 1978

32751 Middlebelt Rd. Suite B, Farmington Hills MI 48334-1726

248.851.5651.tel  .  248.851.9080.fax

James  C. Sargent

jamescsargent@comcast.net

Chairman

January 4, 2005

Dear Shareholder:

First, let me introduce myself: James C. Sargent, Chairman of your Company’s Board of Directors.  My entire career to a great extent has been involved in securities law serving in government posts, including five years as a Commissioner of the United States Securities and Exchange Commission (SEC), and in private law firms as an attorney practicing corporate and securities law.  In addition to Enercorp in 2004, I also served on the Boards of Directors of a  mutual fund and a technology company.

Your Company performed better than its peer group companies in a market which witnessed an 80% decline in NASDAQ.  Enercorp’s four investments have survived and are now beginning to improve.  We are working diligently to protect and nurture Enercorp’s investments and had planned to obtain additional financing for them.  In 2001, we sold Enercorp’s Williams Controls, Inc. portfolio stock for a $1,450,000 profit from its $200,000 initial investment.

Management planned to hold an Annual Meeting of Shareholders in both 2000 and 2001 but held off pending completion of new majority ownership developments.  Enercorp changed its Management team in the spring of 2001 and, to raise operating funds and investment capital, Interim Chairman Thomas W. Itin sold controlling interest in Enercorp to financial advisor / stockbroker George Burmann.   Mr. Burmann came to Enercorp’s corporate headquarters of his own volition bringing a proposal with potential investor Jack Wen.  At that time, the Wen Group included not only Burmann and Wen but also Paul Feng and Don Johnson.

In the spring of 2001, the Burmann/Wen Group offered to purchase, by means of a Subscription Agreement,  eighty percent (80%) of the Company for a total investment of $3,300,000 in September 2001 for $1.25-$1.50/share, the Company’s then Net Asset Value (NAV).  Enercorp agreed.  $1,000,000 to $1,300,000 of new funds raised under the Subscription Agreement was to be used by Enercorp to nurture the existing four (4) investees whose stocks had been owned by Enercorp for various periods of time, all acquired before Itin’s tenure, and held in Enercorp’s Investment Portfolio.   $2,000,000 of new funds was to be invested in fresh business opportunities, upon identification, selection and submittal for approval  by the Board of Directors.

Burmann, Wen and Johnson failed to properly inform Enercorp, during consideration of the May 2001 deal, that they had left the PCC Group, Inc. in November 2000 after bankrupting it.  PCC Group’s market cap fell from $27,000,000 in 1998 to ZERO by year 2000 under management by Don Johnson and Jack Wen with Burmann as their investment advisor.

The Wen Group provided Enercorp with a first tranche of $300,000  in late September 2001.  No additional funds were ever received.  The Wen Group failed to fulfill the terms and conditions of the Subscription Agreement executed by signature on September 18, 2001.   Coming to former Enercorp executives in December 2001, the Wen Group conceded that no additional funds would be forthcoming as they could not complete fundraising which had been detailed in the Subscription Agreement.  Burmann, Wen, Feng and Johnson resigned in January 2002, executed a General Release and a Settlement Agreement, and aborted Enercorp with no plan, with minimal operating capital, and with SEC filings past due.

Of necessity, Itin was asked, and he agreed, to attempt to save Enercorp from ruin.  He returned to manage the Company. He located qualified individuals with diverse, successful business and educational backgrounds, persons willing to join the Board of Directors at little or no compensation.  Together, they devised a plan to stabilize Enercorp and to protect its investment portfolio in the best interests of all Enercorp shareholders. The Board’s new plan proposed raising additional funds by selling restricted common stock of Enercorp to accredited investors.  Reconstituted Enercorp management embarked upon a strategy to raise equity through a $25-million equity fund based in Michigan before George Burmann, Jack Wen and Don Johnson re-entered Enercorp’s business.

In February 2004, Burmann sued your Company, Enercorp, demanding a shareholders meeting and corporate records. Planning for a shareholders’ meeting had already been underway for some time.  We point out that, during 2001, the Burmann/Wen group had acquired possession of the corporate records for the period 1978 through January 2002.

In July 2004, Enercorp received a letter from Burmann in which he said he was seeking to buy authorized but unissued shares of common stock with voting rights.  Burmann offered $150,000, that being $0.33/share, to purchase 454,545 authorized but not issued common shares.

By law, a business development company (BDC) is forbidden from selling its own shares below Net Asset Value (NAV).  At that time, NAV was $0.88/share. Stockbroker Burmann was fully aware of that fact and, therefore, he had proposed that Enercorp’s Management violate the law.

Had Enercorp sold, contrary to statutory law, common shares below NAV, Burmann  would have added 454,545 shares to his already owned 150,000 shares, thereby reaching a total of at least 604,545 common voting shares under his control.  No counter offer from Burmann at NAV was forthcoming.  Burmann was clearly plotting to reach a 53% majority stake and to --take control of Enercorp by this ruse, indeed a wily subterfuge.

After the Wen Group withdrew in January 2002, Enercorp reduced expenses from  $350,000/year to $100,000/year for the past three years: 2002, 2003 and 2004.  Once the Burmann lawsuit commenced, however, legal costs spiraled out of control in order to defend the interests of majority shareholders against Burmann’s takeover attempt through this Proxy Fight.

In defensive reaction, your Board decided to raise $300,000-$500,000 by selling some authorized, unissued preferred shares.  Originally, Enercorp considered selling common stock but, because of the lawsuit and increased risk, investors insisted upon preferred convertible stock with voting rights.

An Annual Meeting of Shareholders was called by your Enercorp Management to be held September 10, 2004.  70% of all issued and outstanding shares voted;  97% voted for Management.  This vote was set aside when the Annual Meeting was rescheduled by the Colorado Court predicated upon false accusations which were stated in Burmann’s lawsuit.

Next, Burmann launched an attack against Enercorp’s planned issuance of preferred convertible stock on a  technical point that Enercorp had overlooked notifying the Secretary of State of Colorado about the plan to sell preferred shares.  The technicality comprised merely notification, not obtaining approval.  By establishing a record date of February 17, 2004, the Colorado Court denied voting privileges to those new investors who, on August 2, 2004, had just provided $325,000 of rescue money.  Burmann blocked Enercorp’s legal transaction of raising $325,000 of rescue funds by selling preferred convertible shares with voting rights to those new investors.  He acted to deny new investors the right to vote.  Burmann was successful and argued his case before the Colorado Court which made the decision to deny those new investors voting rights in the upcoming election at the Annual Meeting of Shareholders by ordering the back dating of the ‘Record Date’ from August 3, 2004 to February 17, 2004.

To satisfy demands of the small group of new investors of the $325,000 rescue money who would not therefore receive preferred convertible stock with voting rights, promissory notes were issued for the $325,000.  Discovering themselves to have unexpectedly become involuntary lenders, new investors appropriately demanded collateralization.  Subscription Agreements for preferred stock of Enercorp were voided in exchange for collateralized Promissory Notes.

Enercorp continues to negotiate selling some or all of its investment portfolio in order to raise cash to pay appropriate debts such as fees billed by auditors, accountants, banks, custodial accounts, transfer agent; to pay rent for its one room office space;  to pay legal fees for defense against the Burmann v. Enercorp, Inc. civil case in Colorado; and to pay the considerable costs of conducting the 2004 Annual Meeting of Shareholders rescheduled, by mutual consent, to be held 9:00am EST on February 1, 2005 at Enercorp’s Michigan corporate headquarters.

Please feel free to contact Enercorp by phone (248) 851.5651 or fax (248) 851.9080.

Do NOT vote the Blue Proxy

supporting  Burmann’s efforts to takeover your Company.

Management asks for your vote to retain

the current Board of Directors

and will appreciate your votes FOR all Proposals

on the enclosed  White Proxy card with a Pink Stripe.

Please mark and promptly mail the White Proxy.

Sincerely,

Enercorp, Inc

James C. Sargent

Chairman, CEO & COO

About  Our  Company

Times are changing and so are government regulations of business operations.

Enercorp, Inc. was founded in 1978 as an energy company. In 1982, Enercorp changed its goals of generating income to operate as a Business Development Company (BDC), which change brought with it more constraining regulations by the Securities and Exchange Commission (SEC).

As a BDC, Enercorp’s mission was to create a portfolio of investee companies, subject to all of the risks inherent in business enterprises with limited managerial capabilities, financial resources, and competitive marketing expertise.

During the mid-1980s through the mid-1990s, Enercorp acquired interests in many companies within the BDC criteria. The most successful investments were in Roadmaster Industries, Inc. and in Williams Controls, Inc. where limited investments generated considerable profits.

Today, Enercorp has four investee companies.

Ajay Sports, Inc. was successful in the 1990s but ran into considerable difficulty with the movement by its major customers, the mass merchants, to directly buy sporting goods from manufacturers in the Orient. Ajay Sports then shifted its focus to developing two inter-related investee companies:  Pro Golf International, Inc. (parent of Pro Golf of America, Inc.);  and ProGolf.com, Inc.   Pro Golf has again been named in the January 2005 edition of Entrepreneur Magazine as the #1 Golf Retail Specialty Company worldwide and, in October 2004 by Franchise Times, as the leading golf franchise chain in the world.

CompuSonics Video Corporation, in which Enercorp invested in the early 1980s when it was a struggling start-up company, is now, for the first time, showing some serious promise with its subsidiary, TreeSoft USA, Inc., and its U.S. introduction of Customer Relationship Management (CRM) software already successfully used by well-established TreeSoft Germany.

In 1998, Enercorp’s Board of Directors came to realize that ever-increasing regulatory requirements for BDCs provided good business reasons to ask Shareholders to “Decertify” Enercorp as a B D C and return to the corporate registration as a standard business company. Shareholders declined to approve.

In 1999, Shareholders again declined to withdraw the Enercorp BDC status. Now, for the third time, Enercorp’s Directors and Management are asking Shareholders to vote FOR the many advantages for all Enercorp Shareholders by returning to regulatory compliance as a standard business corporation as detailed in Proposal No. 4 of the Proxy Statement on pages 14,15 & 16.

Current Management regards your vote FOR Proposal No. 4 as fundamental to the future success of Enercorp.  You should know that those perpetrating this Proxy Fight oppose Proposal No. 4.  Shareholder approval of Enercorp’s decertification plan to withdraw as a BDC is not expected to have any direct effect on the Company’s trading status on the OTC Bulletin Board.

EXECUTIVE OFFICERS AND DIRECTORS

Name

Position with Company

Age

Director since

James C. Sargent

Director, Chairman of the Board,

88

 09/14/03

President, Chief Executive Officer

and Chief Operating Officer

Jeffrey E. Rautio

Director

43

10/16/02

Salvatore M. Parlatore

Director

30

10/16/02

No arrangement exists between any of the above Officers and Directors pursuant to which any one of those persons was elected to any such office or position.  Directors are elected to serve until the next Meeting of Shareholders. Executive Officers serve at the pleasure of the Board of Directors.  There are no family relationships among the Directors and Executive Officers of the Company.

James C. Sargent, Sr. has served as Director since September 14, 2003. He was born February 26, 1916 in New Haven, Connecticut.  He graduated from the Taft School in June 1935; then attended the University of Virginia where he received a B.A. degree in 1938 and an LLB Degree in 1940.  From 1942 to 1946, he served in the US Air Force rising from a Private to a Captain while serving in Australia, New Guinea and the Philippines.  Mr. Sargent was admitted to practice law by the Appellate Division of the Supreme Court of New York in November 1940 and was admitted to practice law in the District of Columbia in 1961.  From 1940 to 1951, except for the World War II years, he served as an associate with Clark & Baldwin, as a trial attorney for Consolidated Edison Company of New York, as a law assistant with the Appellate Division of the Supreme Court of the State of New York, and as an Assistant Attorney General of the State of New York.  In 1951, he became an associate and then partner of Spence & Hotchkiss, a law firm in New York City. In November 1955, he was sworn in as the Regional Administrator of the New York office of the SEC*, where he served until June 1956, when he was sworn in as a Commissioner of the SEC*, with an appointment by President Eisenhower with the advice and consent of the US Senate. Following his service with the SEC, Mr. Sargent returned to New York City, where he became a partner in firms specializing in securities law.  He remained a partner of Whitman & Ransom until November 1997, when he retired.  He then became counsel to Opton, Handler, Gottlieb, Feiler and Katz. He remained as counsel to that firm until March 1997, at which time he left New York City and became, with his wife, domiciliary residents of the Commonwealth of Virginia, where he now resides.  He continues to practice law.

* Mr. Sargent’s former positions with the SEC in no way suggest that the Company’s activities, or the decisions made by the Board of Directors are being endorsed by the SEC.

Dr. Jeffrey E. Rautio, O.D., has served as Director since October 16, 2002.  He represents Enercorp’s investment in Ajay Sports, Inc. by serving on its Board of Directors.   Dr. Rautio has been Director of Refractive Services at the Beitman Laser Eye Institute since 2000.  He has also been affiliated with WorldWide Tee Time, LLC, since 1998.  From 1987 to 1999, he served as Senior Staff Optometrist at Henry Ford Hospital, as well as Team Optometrist for the Detroit Lions, Inc. from 1991 to 1999.  From 1999 to 2000, he was Director of Optometry at Oculus Laser Vision Correction & Advanced Vision Centers of Derma Vogue.  In 1981, Dr. Rautio completed an A.A.S. degree (Associate in Applied Science) at Ferris State University, Big Rapids, Michigan, and in May 1986, he was awarded the O.D. degree (Doctor of Optometry) by that University.

Salvatore M. Parlatore  has served as Director since October 16, 2002. He represents Enercorp’s investment in CompuSonics Video Corporation by serving on its Board of Directors. Mr. Parlatore is currently employed as a Brand Manager at Whirlpool Corporation in Benton Harbor, Michigan. He was co-founder, Director of Operations and Director of Strategy from 1997 to 2001 for Nexiv, Inc., a startup website, hosting and internet services company. From 1997 to 1999, he was Senior Project Manager with Webstyles, LLC. Earlier, he was employed by Gettys Group, Inc. (1996 to 1997) as a management consultant, where he specialized in commercial real estate evaluations and renovations nationally, particularly hotel projects.   A native of Long Island, New York, he also attended Brentwood College School of Vancouver Island, Canada, then later earned a BS degree in Business Administration in 1996 at Cornell University, Ithaca, New York.  In May 2003, he received a MBA degree majoring in marketing and information technology at the University of Illinois, Urbana-Champaign, Illinois.

Attention

Enercorp Shareholders

With questions about this Proxy Fight

for control of Enercorp,

please contact Enercorp’s Chairman:

James C. Sargent

Tel. 248.851-5651

Fax 248.851-9080

OR

Enercorp’s Chief Compliance Officer:

Bill McMaster

Tel. 248.851-5651

Fax 248.851-9080

How You Can Help

To assist Enercorp to better communicate with you, please email your contacts including your current address, phone, fax and/or email address to our email address: enercorp@comcast.net